Exhibit 99.2

Consent of BofA Securities, Inc.

December 9, 2025

The Board of Directors

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 13, 2025, to the Board of Directors of PotlatchDeltic Corporation (“PotlatchDeltic”) as Annex C to, and reference to such opinion letter under the headings “Summary—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor” and “The Merger—Opinion of BofA Securities, Inc., PotlatchDeltic’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving PotlatchDeltic, Redwood Merger Sub, LLC and Rayonier Inc. (“Rayonier”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Rayonier (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BOFA SECURITIES, INC.